Exhibit 99.1

FindEx Announces 81% Debt Elimination as Centerpiece of Major Recapitalization

LAKE PARK, FL, June 13, 2019 – (NEWSWIRE) – Findex.com, Inc. (OTCPINK: FIND), a vertically integrated provider of high value, best-in-class interior and exterior flooring and other surface maintenance solutions focused on serving regional and national operators of large square footage, heavily foot-trafficked commercial spaces across a broad array of industries, announced today that, through a series of transactions entered into between June 6th and 12th, 2019, the company completed a major debt reduction and restructuring of its balance sheet and capital structure.

As of June 12, 2019, Findex.com, Inc. had total liabilities of $4,577,859 on its balance sheet, and had been facing increasing financial pressures for years, and challenges in raising much-needed working capital, because of it. Through a carefully structured and negotiated series of related transactions constituting a major recapitalization of the company as of June 12, 2019, however, that figure, not yet audited but confirmed by the company’s internal accounting representatives, has been reduced by 81% to $863,374. Further, all ongoing interest expense relating to the subject debt has also been eliminated and will no longer be a factor in calculating the net income of the company.

The now-former debt had been held by a number of private investors in the company as a result of past cash investments they had made, as well as certain employees, consultants and related party insiders of the company as a result of services performed, in most cases over the course of many years, but for which payment was never made due to the unavailability of cash.

The recapitalization was effected through a combination of what effectively constituted exchanges of existing debt for certain shares of newly designated series’ of convertible preferred stock and/or warrants to purchase shares of such stock. In total, and as a result of these transactions, 1,418,615 shares of preferred stock, which, in the aggregate, are convertible into 141,861,500 shares of company common stock, and warrants to purchase an additional 1,462,528 shares of preferred stock, convertible in the aggregate into 579,343,600 shares of company common stock, were issued. A portion of the warrants are exercisable for approximately the next two and a half years at a strike price equivalent to $0.005 per common share, while another portion are exercisable for approximately the next ten and a half years, also at a strike price equivalent to $0.005 per common share. Combined, the aggregate amount of cash potentially realizable by the company upon exercise of the warrants issued in this series of related restructuring transactions is $2,896,718.

Although exercise of the warrants covering 981,316 shares of preferred stock convertible into shares of common stock are not subject to the company achieving any benchmark performance criteria, the longer-term warrants, which cover 481,212 shares of preferred stock convertible into shares of common stock and which were issued to members of company senior management as well as a key outside professional and investor, are specifically tied to a vesting schedule that depends entirely upon the company’s achievement of the following stated gross profit levels:

Shares For which Certain Warrants Are Exercisable Into Common Stock	Corresponding Level of Company Gross Profits Triggering Exercisability
25%	$1 Million
25%	$2 Million
25%	$4 Million
25%	$8 Million

At this time, the subject transactions are not expected by management to carry any adverse tax implications for the company.

Taken as a whole, these transactions represent a deliberate and carefully planned initiative by the company aimed at significantly increasing the strength of its balance sheet and relieving it of the resulting and mounting financial vulnerability and stress to which it had become increasingly exposed in recent years. Unburdened following this major balance sheet restructuring, the company is now much more firmly situated for reinvestment in future growth and development as it pursues its recently revised business plan. According to sources close to the company, it is currently exploring options to better equip itself with ample working capital to more fully shore-up its balance sheet and aggressively proceed with that plan.

Steven Malone, Findex’s president and chief executive officer had this to say: “We began this year revealing a dramatically revised business plan that we’re very enthusiastic about. A major step in enabling us to pursue that plan has been the recapitalization that – at long last – we just completed. It is a liberating moment for this company, to say the least, as we are now freed from the constraints of a massive debt-load that had increasingly been imposing a stranglehold on our ability to not only raise required capital, but to effectively allocate capital to critical investments in growth. It’s my belief that this accomplishment, coupled with our new business plan and certain strategic strides already being made in the execution of that plan, has us now at a pre-scaling inflection point that may not be evident to observers immediately but that will no doubt become evident in relatively short order.”

For more detailed information, please refer to the company’s current reports on SEC Form 8-K filed with the SEC on May 31, 2019, June 7, 2019, and June 12, 2019.

About Findex.com, Inc.

Findex.com, Inc. is a vertically integrated provider of high-value interior and exterior flooring and other surface maintenance solutions focused on serving regional and national operators of large square footage, heavily foot-trafficked commercial spaces. Recognized by industry veterans as best-in-class for its proprietary line of RexPro products and systems, and at a pre-scaling inflection point in its development with a long growth runway ahead, the company is focused on serving small-to-large retail, hospitality, food-service, medical, institutional, and governmental clients throughout North America.

For more information, please visit: www.rexprosealers.com.

Statements about Findex’s future expectations, including future revenue, earnings, and transactions, as well as all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Findex intends that such forward-looking statements be subject to the safe harbors created thereby. These statements involve risks and uncertainties that are identified from time to time in the Company's SEC reports and filings, and are subject to change at any time. Findex’s actual results and other corporate developments could differ materially from that which has been anticipated in such statements.